Exhibit 99.1

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[LOGO]  SYNOVUS         NEWS RELEASE
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For Immediate Release

Contact: Patrick A. Reynolds
         Director of Investor Relations
         (706) 649-4973

       Synovus Reports 8.7% Increase in Net Income for First Quarter 2003

            Company Adopts Repurchase Plan for $200 Million in Stock

     Columbus, Ga., April 16, 2003 -- Synovus' first quarter earnings grew 8.7% over first quarter 2002 to $89.9 million, which represented earnings per share growth of 7.3% to $.30 per share, Synovus Chairman and CEO James H. Blanchard announced today.

     "Our board of directors has unanimously approved a $200 million share repurchase plan that demonstrates its confidence in our future," said Blanchard. "This equates to approximately 11 million shares based upon current market prices. The shares will be purchased from time to time over the next two years at prices considered attractive to management. It is expected that at least 5.5 million of such shares will be repurchased within 90 days following this announcement. Repurchased shares will be used for general corporate purposes."

     Return on assets for the quarter was 1.89% and return on equity was 17.26% for the first quarter 2003, compared to 2.03% and 19.52%, respectively, in the same period last year. Shareholders' equity at March 31, 2003, was $2.18 billion, which represented a very strong 10.58% of quarter-end assets. Total assets ended the quarter at $20.6 billion, an increase of 23% from the same period last year.

     Synovus Financial Services' (formerly banking operations) net income increased 6.0% over the first quarter last year. Return on assets for the quarter was 1.40% and return on equity was 16.14%. Loans grew by 22.4% (14.5%, excluding acquisitions and divestures) during the first quarter over the same period last year. The net interest margin compressed more than expected, which was attributed to the lowest interest rate environment in 45 years. The net interest margin was 4.31% for the quarter, compared to 4.77% for the first quarter last year. The ratio of nonperforming assets to loans and other real estate increased to 0.72% from 0.64% in the last quarter, with half of the increase attributed to acquisitions in the quarter. The allowance for loan losses was 1.40% of loans, and net charge-offs were 0.37% of average loans for the first quarter. The allowance for loan losses provides coverage of 272% of nonperforming loans and the provision for loan losses covered net charge-offs by 1.48x for the quarter. Management is confident about the quality of the loan portfolio.

     Financial Services' non-interest income was up 24.5% as compared to the first quarter last year, with increases in service charges on deposits of 11%, net mortgage revenue of 80% and credit card fees of 19% over the same period last year. Financial Management Services and insurance revenues increased 10.5% over last year, with trust down 4%, brokerage up 6%, financial planning/asset management (which consists of Creative Financial Group and GLOBALT, acquired in 2001 and 2002, respectively) up 121%, and insurance down 11%. Financial Services' non-interest income as a percentage of Financial Services' revenues -- excluding securities gains/losses -- was 29% for the quarter. During the quarter, Synovus

                    Post Office Box 120 / Columbus, GA 31902
                                 www.synovus.com

Synovus Reports 8.7% Increase in Net Income for First Quarter/p. 2

completed the acquisitions of United Financial Holdings, Inc., consisting of United Bank and Trust Company in St. Petersburg, Florida and United Bank of the Gulf Coast in Sarasota, Florida, and FNB Bankshares, Inc. in Covington, Georgia, which added $930 million in assets and 19 branches. The efficiency ratio for the quarter was 52.8% versus 53.7% for the first quarter 2002.

     TSYS reported net income of $31.7 million for the first quarter 2003, a 15.9% increase in net income over the same period last year. Diluted earnings per share for the quarter increased to $0.16, up from $0.14 last year. During the quarter, TSYS accomplishments included:

     * Bank One selected TSYS to upgrade its credit card processing. Under the long term software licensing and services agreement, TSYS will provide bankcard processing services to Bank One's credit card accounts for at least two years starting in mid 2004 (excluding statement and card production services), and then license its TS2 consumer and commercial software to Bank One under a perpetual license with a six year payment term. Under the percentage-of- completion accounting method required under the arrangement, TSYS will recognize revenue in 2003. These revenues will be recognized in proportion to costs incurred and are expected to generate margins consistent with TSYS' processing business. The impact upon 2003 earnings will be slightly positive. The 2004 EPS contribution from the Bank One agreement is expected to range from $0.03 to $0.04. Beginning in 2005 and continuing thereafter through the payment term of the license, the EPS contribution of the Bank One agreement is expected to exceed $0.04 on an annual basis. This contract is expected to have positive impact on cash flows every year throughout the term of the agreement.
     * Pitney Bowes chose TSYS to process more than 1.5 million postage payment and credit accounts in the United States, the United Kingdom and Canada. Conversion of these accounts to the TSYS platform will be completed in two phases in 2003 and 2004.
     * TSYS successfully converted 5 million CIBC and 750,000 Barclaycard account portfolios. With TSYS' contribution, Synovus' total non-interest income -- excluding securities gains/losses and reimbursable items at TSYS -- was 59.5% of revenues for the quarter versus 57.3% in the same period last year.

     Blanchard concluded, "In the third quarter last year, our guidance was based on the assumption that the economy would begin to improve in the second half of 2003, and the Federal Reserve would increase short-term interest rates. In November 2002, the Federal Reserve cut short term rates by 0.50%, and the economy remains weak. These factors have affected our net interest margins as well as our net interest margin assumptions for the remainder of the year. Depending upon the Federal Reserve actions on short term interest rates, we now expect our earnings per share growth to be within the 4 - 8% range for 2003 based, in part, upon the following assumptions:

     * Financial Services' net income will increase between 3 - 7% with the following assumptions:
          *    Credit quality will remain stable.
          *    Federal Reserve action effects on net interest margin:
               *    0.25% cut in May and 0.25% cut in June - 4.20%
               *    Neutral for remainder of 2003 - 4.28%
               *    0.25% increase in August and 0.25%
                    increase in October - 4.33%

                    Post Office Box 120 / Columbus, GA 31902
                                 www.synovus.com

Synovus Reports 8.7% Increase in Net Income for First Quarter/p.3

     *    TSYS will increase net income between 12 - 15%.
     * 50% of the authorized $200 million share repurchase will be completed within 90 days.

     We believe that our current strategies, team members, technological advantages, and our strong balance sheet will position us well to achieve our historical levels of earnings growth, once the economy begins to improve, and which we believe will maintain our position among the top of the industry performers."

     Synovus will host an earnings highlights conference call at 4:30 pm ET, on April 16, 2003. The conference call will be available in the Investor Relations section of www.synovus.com under the "Conference Calls and Webcasts" tab. Please log on 5-10 minutes ahead of the call time.

     Synovus (NYSE: "SNV") is a diversified financial services holding company with more than $20 billion in assets based in Columbus, Ga. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: "TSS"), the world's largest third-party processor of international payments. Synovus is No. 9 on FORTUNE magazine's list of "The 100 Best Companies To Work For" in 2003. See Synovus on the Web at www.synovus.com.

     This press release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the expected repurchase by Synovus of at least 5.5 million shares of Synovus stock within 90 days of this announcement, the expected financial impact to TSYS of its contract with Bank One and Synovus' expected growth in earnings per share for 2003 and the assumptions underlying such statements, including, with respect to Synovus' expected increase in earnings per share for 2003; expected increase of 3-7% in Financial Services' net income, with a net interest margin in the 4.20% to 4.33% range and credit quality remaining stable; expected increase of 12-15% in net income of TSYS (based upon TSYS' assumptions that revenues (excluding reimbursable items) will increase 9-10%, that the internal growth rate of existing clients will be approximately 11%, and that there will be a continued focus on expense management); and expected repurchase of 5.5 million shares of Synovus stock within 90 days of this announcement. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond Synovus' ability to control or predict. These factors include, but are not limited to, Synovus' inability to achieve its net income goals for Financial Services; Synovus' inability to increase its revenues derived from Financial Management Services and insurance; Synovus' inability to control Financial Services' expenses; TSYS' inability to achieve its net income goals for 2003; adverse developments with respect to TSYS meeting its performance obligations under its contract with Bank One; Synovus' inability to successfully implement its share repurchase plan; competitive pressures arising from aggressive competition from other lenders; factors that affect the delinquency rate on Synovus' loans and the rate at which Synovus' loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; changes in prevailing interest rates; the timely development of competitive new products and services and the acceptance of such by customers; Synovus' inability to control expenses; a deterioration in credit quality or a reduced demand for credit; hostilities increase in the Middle East or elsewhere; and the effects of changes in government policy and regulations, including restrictions and/or limitations arising from banking laws, regulations and examinations. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.


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                    Post Office Box 120 / Columbus, GA 31902
                                 www.synovus.com